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                                                                       EXHIBIT 6

                             STOCK OPTION AGREEMENT

        THIS STOCK OPTION AGREEMENT (this "Agreement"), dated as of January 15, 2001, is entered into by and between Intel Corporation, a Delaware corporation ("Parent"), and Xircom, Inc., a California corporation ("Company"). Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Merger Agreement (as defined below).

                                    RECITALS

        WHEREAS, Company, Parent and ESR Acquisition Corporation, a California corporation and direct wholly-owned subsidiary of Parent ("Acquisition"), are simultaneously entering into an Agreement and Plan of Merger (the "Merger Agreement") which provides, among other things, that upon the terms and subject to the conditions thereof, Acquisition will commence a tender offer (the "Offer") for all of the issued and outstanding shares of the common stock, par value $0.001 per share, of the Company (the "Company Common Stock") and, after accepting for payment the shares tendered in the Offer (the "Tendered Shares"), Acquisition will merge with and into the Company with the Company continuing as the surviving corporation as a wholly-owned subsidiary of Parent; and

        WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent has required that Company agree, and Company has agreed, to enter into this Agreement, which provides, among other things, that Company grant to Parent an option to purchase shares of Company Common Stock upon the terms and subject to the conditions provided herein.

        NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements contained in this Agreement and the Merger Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

        1.   Grant, Exercise and Termination of Option.

        (a) Subject to the terms and conditions of this Agreement, Company hereby grants to Parent an irrevocable option (the "Option") to purchase up to 5,954,325 shares of Company Common Stock, or such other number of shares of Company Common Stock as equals 19.9% of the issued and outstanding shares of Company Common Stock at the time of exercise of the Option (the "Option Shares"), in the manner set forth below, at an exercise price of Twenty-Five Dollars ($25.00) per share of Company Common Stock, subject to adjustment as provided below (the "Exercise Price").

        (b) Subject to the satisfaction or waiver of the conditions set forth in Section 9 of this Agreement, prior to the termination of this Agreement in accordance

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with its terms, Parent may exercise the Option, in whole or in part, at any time or from time to time on or after the occurrence of a Trigger Event (as defined below). The term "Trigger Event" means the earlier to occur of (i) the time immediately prior to the occurrence of any of the events (or the last of any series of events, as applicable) specified in Section 7.3(a) of the Merger Agreement giving rise to the obligation of the Company to pay the fee specified in Section 7.3(a) and (ii) the date on which Acquisition has accepted payment for the Tendered Shares; provided, however, that clause (ii) of this sentence shall only constitute a Trigger Event if the number of Option Shares plus the number of Tendered Shares will, upon the issuance of the Option Shares, equal at least ninety percent (90%) of the issued and outstanding shares of Company
Common Stock.

        (c) In the event Parent wishes to exercise the Option, Parent shall deliver to the Company a written notice (an "Exercise Notice") specifying the total number of shares of Company Common Stock it wishes to purchase. Each closing of a purchase of shares of Company Common Stock (a "Closing") shall occur at a place, on a date and at a time designated by Parent in an Exercise Notice delivered at least two business days prior to the date of the Closing.

        (d) The Option shall terminate upon the earlier of: (i) the Expiration Date (as defined in Section 11 below); (ii) the termination of the Merger Agreement pursuant to Section 7.1 thereof, other than a termination as a result of the occurrence of a Trigger Event; or (ii) one (1) year following any termination of the Merger Agreement as the result of the occurrence of a Trigger Event (or, if at the expiration of such one (1) year period the Option cannot be exercised by reason of any applicable judgment, decree, order, law or regulation, or because the applicable waiting period under the HSR Act has not expired or been terminated, ten (10) business days after such impediment to exercise shall have been removed or shall have become final and not subject to appeal).

        2.      Certain Repurchases.

        (a) At the request of Parent at any time during which the Option is exercisable pursuant to Section 1, the Company (or any successor entity thereof) shall repurchase from Parent the Option, or any portion thereof, for a price equal to the amount by which the "Market/Tender Offer Price" for shares of the Company Common Stock as of the date Parent gives notice of its intent to exercise its rights under this Section 2 (defined as the higher of (i) the highest price per share of the Company Common Stock paid as of such date pursuant to any tender or exchange offer or other Company Acquisition and (ii) the average of the closing sale prices of shares of the Company Common Stock on the Nasdaq National Market for the five trading days immediately preceding such date) exceeds the Exercise Price, multiplied by the number of shares of the Company Common Stock purchasable pursuant to the Option (or portion thereof with respect to which Parent is exercising its rights under this Section 2)).

        (b) In the event Parent exercises its rights under this Section 2, within ten (10) business days thereafter, (i) the Company shall pay the required amount to Parent


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in immediately available funds by wire transfer, (ii) Parent shall surrender to the Company the Option, and (iii) Parent shall warrant that it owns the Option free and clear of all liens or other encumbrances of any kind or nature whatsoever.

        (c) As used in this Agreement, "Company Acquisition" means the occurrence of any of the following events: (i) the acquisition by a third party of fifty percent (50%) or more of the assets of the Company and its subsidiaries taken as a whole; (ii) the acquisition by a third party of fifty percent (50%) or more of the outstanding shares of Company Common Stock or any securities convertible into or exchangeable for shares of Company Common Stock that would constitute fifty percent (50%) or more of the outstanding shares of Company Common Stock upon such conversion or exchange, or any combination of the foregoing; (iii) the acquisition by the Company of the assets or stock of a third party if, as a result of which the outstanding shares of the Company immediately prior thereto are increased by one hundred percent (100%) or more; or (iv) the merger, consolidation or business combination of the Company with or into a third party, where, following such merger, consolidation or business combination, the shareholders of the Company (other than the third party or its affiliates) prior to such transaction do not hold, immediately after such transaction, securities of the surviving entity constituting more than fifty percent (50%) of the total voting power of the surviving entity, but shall specifically exclude any transaction authorized pursuant to the term of the Merger Agreement.

        3. Payment of Exercise Price and Delivery of Certificate. Any Closing under Section 1 of this Agreement shall be held at the principal executive offices of Company, or at such other place as Company and Parent may agree. At any Closing hereunder, (a) Parent or its designee will make payment to Company of the aggregate Exercise Price for the Option Shares being so purchased by delivery of a certified check, official bank check or wire transfer of funds pursuant to Company's instructions payable to Company in an amount equal to the product obtained by multiplying the Exercise Price by the number of Option Shares to be purchased, and (b) upon receipt of such payment, Company will deliver to Parent or its designee a certificate or certificates representing the number of validly issued, fully paid and non-assessable Option Shares so purchased, in the denominations and registered in such names designated to Company in writing by Parent.

        4.      Registration and Listing of Shares.

        (a) Parent may, by written notice (a "Registration Notice"), request at any time or from time to time within three (3) years following a Trigger Event (the "Registration Period"), in order to permit the sale or other disposition of the Option Shares that have been acquired by or are issuable to Parent upon exercise of the Option and any other shares of Company Common Stock that are held by Parent during the Registration Period ("Registrable Securities"), that Company register under the Securities Act of 1933, as amended (the "Securities Act"), the offering, sale and delivery, or other disposition, of the Registrable Securities. In connection with any such sale or other


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disposition, Parent shall use commercially reasonable efforts to prevent any person or group from purchasing through such offering shares of Company Common Stock representing more than five percent (5%) of the outstanding Company Common Stock on a fully-diluted basis at the time of such request. Any such Registration Notice must relate to a number of Registrable Securities equal to at least twenty percent (20%) of the Option Shares, unless the remaining number of Registrable Securities is less than such amount, in which case Parent shall be entitled to exercise its rights hereunder but only for all of the remaining Registrable Securities (a "Permitted Offering"). Parent's rights hereunder shall terminate at such time as Parent shall be entitled to sell all of the remaining Registrable Securities pursuant to Rule 144(k) under the Securities Act. The Registration Notice shall include a certificate executed by Parent and its proposed managing underwriter, which underwriter shall be an investment banking firm of nationally recognized standing reasonably acceptable to Company (the "Manager"), stating that (i) Parent and the Manager have a good faith intention to commence a Permitted Offering and (ii) the Manager in good faith believes that, based on the then prevailing market conditions, it will be able to sell the Registrable Securities at a per share price specified in the Registration Notice. Company shall thereupon have the option, exercisable by written notice delivered to Parent within ten (10) business days after the receipt of the Registration Notice, irrevocably to agree to purchase all or any part of the Registrable Securities for cash at a price (the "Option Price") equal to the product of (i) the number of Registrable Securities so purchased and (ii) the per share average of the closing sale prices of Company Common Stock on the Nasdaq National Market for the twenty (20) trading days immediately preceding the date of the Registration Notice. Any such purchase of Registrable Securities by Company hereunder shall take place at a closing to be held at the principal executive offices of Company at any reasonable date and time designated by Company in such notice within ten (10) business days after delivery of such notice. The payment for the shares to be purchased shall be made by delivery at the time of such closing of the Option Price in immediately available funds by wire transfer.

        (b) If Company does not elect to exercise its option to purchase pursuant to the foregoing subsection (a) with respect to all Registrable Securities, Company shall use its best efforts to effect, as promptly as practicable, the registration under the Securities Act of the unpurchased Registrable Securities requested to be registered in the Registration Notice, and Company will use its best efforts to qualify any Registrable Securities Parent desires to sell or otherwise dispose of under applicable state securities or "blue sky" laws; provided, however, that Company shall not be required to qualify to do business or consent to general service of process in any jurisdiction by reason of this provision. Without Parent's prior written consent, no other securities may be included in any such registration. Company will use all reasonable efforts to cause each such registration statement to become effective, to obtain all consents or waivers of other parties that are required therefor and to keep such registration statement effective for a period of one hundred twenty (120) days from the day such registration statement first becomes effective (which period shall be tolled during any suspension period contemplated by the following sentence). The obligations of Company hereunder to file a registration statement and to maintain its effectiveness may be suspended for one or


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more periods not exceeding ninety (90) days in any twelve (12) month period if the Board of Directors of Company shall have determined in good faith that the filing of such registration statement or the maintenance of its effectiveness would require disclosure of nonpublic information (which would not otherwise be required to be disclosed but for the registration statement) that would materially and adversely affect Company, or Company is required under the Securities Act to include audited financial statements for any period in such registration statement and such financial statements are not yet available for inclusion in such registration statement. Parent shall be entitled to make up to three (3) requests under this Section 4. For purposes of determining whether the three (3) requests have been made under this Section 4, only requests relating to a registration statement that has become effective under the Securities Act will be counted.

        (c) If, during the Registration Period, Company shall propose to register under the Securities Act the offering, sale and delivery of Company Common Stock for cash for its own account or for any other shareholder of Company pursuant to a firm underwriting, it will, in addition to Company's other obligations under this Section 4, allow Parent the right to participate in such registration so long as Parent participates in such underwriting; provided, however, that, if the managing underwriter of such offering advises Company in writing that in its opinion the number of shares of Company Common Stock requested to be included in such registration exceeds the number that would be in the best interests of Company to sell in such offering, Company will, after fully including therein all shares of Company Common Stock to be sold by Company, include the shares of Company Common Stock requested to be included therein by Parent pro rata (based on the number of shares of Company Common Stock requested to be included therein) with the shares of Company Common Stock requested to be included therein by persons other than Company and persons to whom Company owes a contractual obligation (other than any director, officer or employee of Company to the extent any such person is not currently owed any such contractual obligation).

        (d) The expenses associated with the preparation and filing of any registration statement pursuant to this Section 4 and any sale covered thereby (including any fees related to blue sky qualifications, filing fees in respect of the SEC or the National Association of Securities Dealers, Inc. and fees and disbursements of counsel to Parent) ("Registration Expenses") will be paid by Company, except for underwriting discounts or commissions or brokers' fees in respect of shares of Company Common Stock to be sold by Parent; provided, however, that Company will not be required to pay for any Registration Expenses with respect to such registration if the registration request is subsequently withdrawn at the request of Parent unless Parent agrees to forfeit its right to request one (1) registration; provided further, however, that, if at the time of such withdrawal Parent has learned of a material adverse change in the results of operations, condition, business or prospects of Company not known to Parent at the time of the request and has withdrawn the request within a reasonable period of time following disclosure by Company to Parent of such material adverse change, then Parent shall not be required to pay any of such Registration Expenses and shall not forfeit such right to request one (1) registration.


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        (e)     In connection with each registration under this Section 4,
Company shall indemnify and hold Parent, its underwriters and each of their respective affiliates harmless against any and all losses, claims, damage, liabilities and expenses (including, without limitation, investigation expenses and fees and disbursements of counsel and accountants), joint or several, to which Parent, its underwriters and each of their respective affiliates may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any registration statement (including any prospectus therein), or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, other than such losses, claims, damages, liabilities or expenses (or actions in respect thereof) that arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in written information furnished by Parent to Company expressly for use in such registration statement.

        (f)     In connection with any registration statement pursuant to this
Section 4, Parent agrees to furnish Company with such information concerning itself and the proposed sale or distribution as shall reasonably be required in order to ensure compliance with the requirements of the Securities Act and shall provide representations and warranties customary for selling shareholders who are unaffiliated with the Company. In addition, Parent shall indemnify and hold Company, its underwriters and each of their respective affiliates harmless against any and all losses, claims, damages, liabilities and expenses (including, without limitation, investigation expenses and fees and disbursement of counsel and accountants), joint or several, to which Company, its underwriters and each of their respective affiliates may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in written information furnished by Parent to Company expressly for use in such registration statement; provided, however, that in no event shall any indemnification amount contributed by Parent hereunder exceed the net proceeds received by Parent in connection with such registration.

        (g) Upon the issuance of Option Shares hereunder, Company will use its best efforts to promptly list such Option Shares with such national or other exchange on which the shares of Company Common Stock are at the time listed.

        5. Representations and Warranties of Company. Company hereby represents and warrants to Parent as follows:


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        (a)     Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all requisite power and authority to enter into and perform its obligations under this Agreement.

        (b) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Company and no other corporate proceedings on the part of Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. The Board of Directors of Company has duly approved the issuance and sale of the Option Shares, upon the terms and subject to the conditions contained in this Agreement, and the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Company and, assuming this Agreement has been duly and validly authorized, executed and delivered by Parent, constitutes a valid and binding obligation of Company enforceable against Company in accordance with its terms.

        (c) Company has taken all necessary action to authorize and reserve for issuance and to permit it to issue, and at all times from the date of this Agreement through the Expiration Date will have reserved for issuance upon exercise of the Option, a sufficient number of authorized shares of Company Common Stock for issuance upon exercise of the Option, each of which, upon issuance pursuant to this Agreement and when paid for as provided herein, will be duly and validly issued, fully paid and nonassessable, and shall be delivered free and clear of all claims, liens, charges, encumbrances and security interests.

        (d) Except as required by the HSR Act and any material foreign competition authorities, if applicable, and, with respect to Section 4 hereof, compliance with the provisions of the Securities Act and any applicable state securities laws, the execution, delivery and performance of this Agreement by Company and the consummation by it of the transactions contemplated hereby do not require the consent, waiver, approval, license or authorization of or result in the acceleration of any obligation under, or constitute a default under, any term, condition or provision of the Articles of Incorporation or bylaws, or any indenture, mortgage, lien, lease, agreement, contract, instrument, order, judgment, ordinance, regulation or decree or any restriction to which Company or any property of Company or its subsidiaries is bound.

        6. Representations and Warranties of Parent. Parent hereby represents and warrants to Company that:

        (a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite power and authority to enter into and perform its obligations under this Agreement.

        (b) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly


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authorized by the Board of Directors of Parent and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and, assuming this Agreement has been duly executed and delivered by Company, constitutes a valid and binding obligation of Parent enforceable against Parent in accordance with its terms.

        (c) Parent is acquiring the Option and it will acquire the Option Shares issuable upon the exercise thereof for its own account and not with a view to the distribution or resale thereof in any manner not in accordance with applicable law.

        7. Covenants of Parent. Parent agrees not to transfer or otherwise dispose of the Option or the Option Shares, or any interest therein, except in compliance with the Securities Act and any applicable state securities law. Parent further agrees to the placement of the following legend on the certificate(s) representing the Option Shares (in addition to any legend required under applicable state securities laws):

        "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER EITHER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY APPLICABLE STATE LAW GOVERNING THE OFFER AND SALE OF SECURITIES. NO TRANSFER OR OTHER DISPOSITION OF THESE SHARES, OR OF ANY INTEREST THEREIN, MAY BE MADE EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND SUCH OTHER STATE LAWS OR PURSUANT TO EXEMPTIONS FROM REGISTRATION UNDER THE ACT, SUCH OTHER STATE LAWS, AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER."

        8. Cooperation. Parent and Company shall take, or cause to be taken, all reasonable action to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, reasonable efforts to obtain any necessary consents of third parties and governmental agencies and the filing by Parent and Company promptly of any required HSR Act notification forms and the documents required to comply with the HSR Act.

        9. Certain Conditions. The obligation of Company to issue Option Shares under this Agreement upon exercise of the Option shall be subject to the satisfaction or waiver of the following conditions:

        (a) any waiting periods applicable to the acquisition of the Option Shares by Parent pursuant to this Agreement under the HSR Act and any material foreign competition laws shall have expired or been terminated;


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        (b)     the representations and warranties of Parent made in Section 6 of this Agreement shall be true and correct in all material respects as of the date of the closing for the issuance of such Option Shares; and

        (c) no statute, rule or regulation shall be in effect, and no order, decree or injunction entered by any court of competent jurisdiction or governmental, regulatory or administrative agency or commission in the United States shall be in effect that prohibits the exercise of the Option or acquisition or issuance of Option Shares pursuant to this Agreement.

        10. Adjustments upon Changes in Capitalization. In the event of any change in the number of issued and outstanding shares of Company Common Stock by reason of any stock dividend, stock split, recapitalization, merger, rights offering, share exchange or other change in the corporate or capital structure of Company, Parent shall receive, upon exercise of the Option, the stock or other securities, cash or property to which Parent would have been entitled if Parent had exercised the Option and had been a holder of record of shares of Company Common Stock on the record date fixed for determination of holders of shares of Company Common Stock entitled to receive such stock or other securities, cash or property at the same aggregate price as the aggregate Exercise Price of the Option Shares.

        11. Expiration. The Option shall expire at the earlier of (i) the Effective Time (as defined in the Merger Agreement) and (ii) 5:00 p.m., California time, on the day that is the one (1) year anniversary of the date on which the Merger Agreement has been terminated in accordance with the terms thereof (such expiration date is referred to as the "Expiration Date").

        12. Profit Limitation. Notwithstanding any other provision of this Agreement, in no event shall Parent's Total Profit (as hereinafter defined) exceed Thirty-Five Million Dollars ($35,000,000) and, if it otherwise would exceed such amount, Parent, at its sole election, shall either (a) deliver to the Company for cancellation shares of Company Common Stock previously purchased by Parent, (b) pay cash or other consideration to the Company or (c) undertake any combination thereof, so that Parent's Total Profit shall not exceed Thirty-Five Million Dollars ($35,000,000) after taking into account the foregoing actions. As used herein, the term "Total Profit" shall mean the aggregate amount (before taxes) of the following: (i) the amount received by Parent pursuant to the Company's repurchase of the Option pursuant to Section 2 hereof, (ii)(A) the net cash amounts received by Parent pursuant to the sale of Option Shares (or any other securities into which such shares are converted or exchanged) to any unaffiliated party, less (B) Parent's purchase price for such shares, and (iii) the aggregate amount received by Parent from the Company pursuant to Section 7.3(a) of the Merger Agreement.

        13.     General Provisions.


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        (a)     Survival. All of the representations, warranties and covenants contained herein shall survive a Closing and shall be deemed to have been made as of the date hereof and as of the date of each Closing.

        (b)     Further Assurances. If Parent exercises the Option pursuant to
Section 1 or its put right pursuant to Section 2, or any portion thereof, Company and Parent will execute and deliver all such further documents and instruments and use all reasonable efforts to take all such further action as may be necessary in order to consummate the transactions contemplated thereby.

        (c) Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the law and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, in the event that any provision of this Agreement would be held in any jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

        (d) Assignment; Transfer of Option. This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that Company and Parent, without the prior written consent of the other party, shall not be entitled to assign or otherwise transfer any of its rights or obligations hereunder and any such attempted assignment or transfer shall be void; provided, further, that Parent shall be entitled to assign or transfer this Agreement or any rights hereunder to any wholly-owned subsidiary of Parent so long as such wholly-owned subsidiary agrees in writing to be bound by the terms and provisions hereof.

        (e) Specific Performance. The parties agree and acknowledge that in the event of a breach of any provision of this Agreement, the aggrieved party would be without an adequate remedy at law. The parties therefore agree that in the event of a breach of any provision of this Agreement, the aggrieved party may elect to institute and prosecute proceedings in any court of competent jurisdiction to enforce specific performance or to enjoin the continuing breach of such provisions, as well as to obtain damages for breach of this Agreement. By seeking or obtaining any such relief, the aggrieved party will not be precluded from seeking or obtaining any other relief to which it may be entitled.

        (f) Amendments. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by Parent and Company.


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        (g)     Notices. All notices, requests, claims, demands and other
communications hereunder shall be in writing and shall be deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, telecopied, sent by nationally-recognized, overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the other party at the following addresses (or such other address for a party as shall be specified by like notice):

         If to Parent:              Intel Corporation
                                    2200 Mission College Boulevard
                                    Santa Clara, California 95052
                                    Telecopier: (408) 765-1859
                                    Attention: General Counsel

         and                        Intel Corporation
                                    2200 Mission College Boulevard
                                    Santa Clara, California 95052
                                    Telecopier: (408) 765-6038
                                    Attention: Treasurer

          with a copy to:           Weil, Gotshal & Manges LLP
                                    2882 Sand Hill Road, Suite 280
                                    Menlo Park, California 94025
                                    Telecopier: (650) 854-3713
                                    Attention: Richard Millard

          If to Company:            Xircom, Inc.
                                    2300 Corporate Center Drive
                                    Thousand Oaks, California
                                    Telecopier: (805) 376-9311
                                    Attention: Chief Financial Officer

          with a copy to:           Gibson, Dunn & Crutcher LLP
                                    4 Park Plaza
                                    Irvine, California 92614
                                    Telecopier: (949) 475-4648
                                    Attention: Thomas Magill

        (h) Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.


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        (i)     Counterparts. This Agreement may be executed in multiple
counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

        (j)     Governing Law/Jurisdiction/Venue.

                (i) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 13(g) or in such other manner as may be permitted by applicable law, shall be valid and sufficient service thereof.

                (ii) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN


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


        INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 13(j).

        (k) Entire Agreement. This Agreement and the Merger Agreement, and any documents and instruments referred to herein or therein, constitute the entire agreement between the parties hereto and thereto with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof. Nothing in this Agreement shall be construed to give any person other than the parties to this Agreement or their respective successors or permitted assigns any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

        (l) Expenses. Except as otherwise provided in this Agreement, each party shall pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby.



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


        IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                      INTEL CORPORATION


                                      By: /s/ ARVIND SODHANI
                                         --------------------------------
                                      Name: Arvind Sodhani
                                      Title: Vice President and Treasurer


                                      XIRCOM, INC.


                                      By: /s/ STEVEN F. DEGENNARO
                                         --------------------------------
                                      Name: Steven F. DeGennaro
                                      Title: Chief Financial Officer








             [SIGNATURE PAGE TO INTEL/XIRCOM STOCK OPTION AGREEMENT]


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